Exhibit 99.1

For Immediate Release

Investor Contact:	Melissa Rose
877-645-6464
Media Contact:	Erin Somers
410-953-2405

MAGELLAN HEALTH SERVICES AND CIGNA HEALTHCARE SIGN
NON-BINDING LETTER OF INTENT FOR RADIOLOGY
NETWORK MANAGEMENT AND OTHER RELATED SERVICES IN 12 STATES

AVON, Conn. — October 25, 2006 — Magellan Health Services, Inc. (Nasdaq:MGLN) today announced that it has entered into a non-binding letter of intent with CIGNA HealthCare to provide radiology network management and other related services for approximately three million CIGNA HealthCare members in certain states, approximately half of which Magellan will serve on a risk basis.  Annual revenue upon full implementation for the proposed three-year contract, which Magellan and CIGNA expect to begin implementing on April 1, 2007, is estimated to be approximately $200 million.

Under the proposed contract, Magellan will manage MRI, CT and PET services for CIGNA members in 12 states, and the program will be implemented on a phased schedule, to be agreed upon by the parties, expected to begin April 1, 2007 and to be substantially completed by December 31, 2007.  Management and CIGNA are currently discussing the terms of the proposed definitive agreement including the rates for the services to be provided by Magellan.  There can be no assurance that the parties will be able to agree on the final terms of the agreement.

Because implementation does not begin until April 1, 2007 and will phase in during the course of 2007, revenues in 2007 will be less than the estimated annual revenue of approximately $200 million.  In addition, one-time implementation and start-up costs for this contract will impact the results of operations in 2007.

Management will discuss the proposed contract during the Company’s third quarter earnings conference call, to be held Thursday, October 26, at 10:30 a.m.  The Company remains in its quiet period until the time of the conference call.

Steven J. Shulman, chairman and chief executive officer of Magellan, said, “We are very pleased to be able to offer CIGNA advanced radiology management services that meet its needs in serving members in both risk and non-risk products.  When we acquired National Imaging Associates earlier this year and entered the radiology management arena, our strategy was to leverage Magellan’s solid infrastructure, information technology, provider network management, claims payment, underwriting, and operations to build upon NIA’s strength in radiology management.  We believe this non-binding letter of intent is testament to our ability to deliver on this strategy for the benefit of customers, members, employees, and shareholders.”

In addition, the Company has named Eric Reimer CEO of NIA with responsibility for the day-to-day management of Magellan’s radiology business. Reimer had been chief strategy and development officer for the Company. John Donahue, who had been NIA’s CEO, has been named chairman of NIA.

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MAGELLAN HEALTH SERVICES AND CIGNA HEALTHCARE SIGN NON-BINDING LETTER OF INTENT FOR RADIOLOGY NETWORK MANAGMENT AND OTHER RELATED SERVICES IN 12 STATES

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“Eric Reimer has a proven track record in successfully securing and managing large, risk-based health plan contracts, developing and maintaining collaborative customer relationships, and ensuring the delivery of the high quality service that Magellan’s stakeholders have come to expect,” Shulman noted. “His leadership skills will be an effective complement to our existing radiology expertise and will help to form the foundation for continued success in this arena.”

Conference Call:  Company management will discuss the proposed contract during the Company’s third quarter earnings conference call, to be held Thursday, October 26, at 10:30 a.m.  To participate in the conference call, interested parties should call 1-888-390-4698 and reference the passcode Third Quarter Earnings and conference leader Steve Shulman approximately 15 minutes before the start of the call.  The conference call also will be available via a live Webcast at the investor relations page of Magellan’s Web site, www.MagellanHealth.com. A taped replay of the conference call will be available from approximately 12:30 p.m. Eastern time on Thursday, October 26 until midnight on Thursday, November 2. The call-in numbers for the replay are 1-866-435-5414 and 1-203-369-1033 (from outside the U.S.).

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc. (Nasdaq:MGLN) is the country’s leading diversified specialty managed health care organization.  In addition to radiology benefits, the Company manages behavioral health care and specialty pharmaceuticals.  Its customers include health plans, corporations and government agencies.

Cautionary Statement:  Certain of the statements made in this press release including, without limitation, statements regarding the letter of intent with CIGNA, the definitive agreement being discussed with CIGNA, the estimated revenue associated with the CIGNA agreement, and other matters constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward-looking statements, including (among others) the risk that the parties will be unable to agree on the final terms of a definitive agreement regarding the management of radiology benefits for CIGNA’s members, the risk that the Company does not properly underwrite the risk portion of any agreement with CIGNA, the risk that the Company does not effectively implement any agreement with CIGNA,  the risk concerning the possible election of certain of the Company’s health plan customers to manage the health care services of their members directly; competition; renegotiation of rates paid to and/or by the Company by customers and/or to providers; higher utilization of treatment services by risk members; delays, higher costs or inability to implement the Company’s initiatives; the impact of changes in the contracting model for Medicaid contracts relating to managed health care services; termination or non-renewal of contracts by customers; the impact of new or amended laws or regulations; governmental inquiries and/or litigation; the impact of increased competition on the Company’s ability to maintain or obtain contracts; the impact of increased competition on rates paid to or by the Company; and other factors.  Any forward-looking statements made in this document are qualified in their entirety by the more complete discussion of risks set forth in the section entitled “Risk Factors” in Magellan’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on March 8, 2006,  and the Company’s Form 10-Q for the period ended June 30, 2006, filed with the SEC on July 28, 2006, and posted on the Company’s Web site.

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